FREIT Announces Third Quarter Fiscal 2018 Results

HACKENSACK, NJ, September 7, 2018 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the three and nine months ended July 31, 2018. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Three Months Ended		For the Nine Months Ended
	July 31,		July 31,
($ in thousands, except per share amounts)	2018	2017	2018	2017

AFFO Per Share - Basic & Diluted	$0.40	$0.17	$1.21	$0.61
Dividends Per Share	$0.05	$0.00	$0.10	$0.15

Total Average Residential Occupancy (a)	94.6%	85.7%	94.0%	81.0%
Average Residential Occupancy Excluding Rotunda ICON (b)	94.9%	96.3%	95.3%	95.5%
Average Occupancy at the Rotunda ICON	93.8%	57.3%	90.3%	42.1%

Total Average Commercial Occupancy	77.5%	74.8%	76.5%	76.1%
Average Commercial Occupancy Excluding Rotunda Retail (c)	77.8%	77.1%	77.0%	80.2%
Average Occupancy at the Rotunda Retail	75.7%	54.6%	72.3%	43.1%

(a) Average occupancy rate excludes the Maywood, New Jersey ("Hammel Gardens") property from the three and nine months ended July 31, 2017 as the property was sold in June 2017.
(b) Occupancy metrics exclude the 379 leasable units at the Rotunda Icon which reached a stabilized occupancy rate by the end of the third quarter of Fiscal 2018.
(c) Occupancy metrics exclude the 158,000 square feet of Rotunda retail leasable space as the Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

“The Company continues to make substantial progress at the Rotunda, our signature mixed-used development in Baltimore, Maryland,” said Robert S. Hekemian, Jr., Chief Executive Officer. “We are pleased to report that our residential units at the Rotunda ICON have reached a stabilized level of occupancy during the quarter.”

Results for the Quarter

Real estate revenue increased 15.4% to $14.6 million for the three months ended July 31, 2018 as compared to $12.7 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income attributable to common equity (“net income”) was $0.3 million or $0.04 per share basic and diluted for the three months ended July 31, 2018 as compared to $13.8 million or $2.01 per share basic and diluted for the prior year’s comparable period. Excluding the $14.3 million net impact of the sale of the Hammel Gardens property in June 2017, net income for the three months ended July 31, 2017 was a loss of $0.5 million or ($0.07) per share.

Included in net income for the three months ended July 31, 2018 was a consolidated net loss of $0.7 million at the Rotunda property as the property continues to lease-up and occupy the retail space, while the residential property reached a stabilized occupancy rate by the end of the third quarter of Fiscal 2018.

Included in net income for the three months ended July 31, 2017 was the following: a $15.4 million gain from the sale of FREIT’s Hammel Gardens property on June 12, 2017 offset by a $1.1 million loan prepayment cost related to this sale; a consolidated net loss of $1.2 million at the Rotunda property driven by higher operational costs as the property was leasing up the new retail space and residential units and increased real estate taxes related to the reassessment resulting from completion of the project. (Refer to “Table of Revenue & Net Income Components”).

Results for the Nine Months

Real estate revenue increased 13.7% to $43.2 million for the nine months ended July 31, 2018 as compared to $37.9 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property offset partially by the loss of revenue from Macy’s vacating the Preakness Shopping Center in Wayne, New Jersey in April 2017.

Net income was $1.1 million or $0.15 per share basic and diluted for the nine months ended July 31, 2018 as compared to $13.1 million or $1.92 per share basic and diluted for the prior year’s comparable period. Excluding the $14.3 million net impact of the sale of the Hammel Gardens property, net income for the nine months ended July 31, 2017 was a net loss of $1.1 million or ($0.17) per share.

Included in net income for the nine months ended July 31, 2018 was the following: a consolidated net loss of $1.2 million at the Rotunda property as the property continues to lease-up the new retail space and residential units (inclusive of a $1.8 million real estate tax credit at the Rotunda Icon property with a consolidated impact to FREIT of approximately $1.1 million); a loan prepayment cost of $1.2 million related to the Pierre Towers, LLC loan refinancing in January 2018 with a consolidated impact to FREIT of approximately $0.8 million.

Included in net income for the nine months ended July 31, 2017 was the following: a $15.4 million gain from the sale of FREIT’s Hammel Gardens property on June 12, 2017 offset by a $1.1 million loan prepayment cost related to this sale; a consolidated net loss of $3.8 million at the Rotunda property driven by higher operational costs as the property was leasing up the new retail space and residential units and increased real estate taxes related to the reassessment resulting from completion of the project; a $620,000 lease termination fee payment made by Wayne PSC, LLC, owner of the Preakness Shopping Center in Wayne, New Jersey, with a consolidated impact to FREIT of approximately $250,000. (Refer to “Table of Revenue & Net Income Components”).

Table of Revenue & Net Income Components

	For the Three Months Ended July 31,			For the Nine Months Ended July 31,
	2018	2017	Change	2018	2017	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,626	$5,927	$699	$19,405	$18,334	$1,071
Residential properties	8,005	6,753	1,252	23,745	19,609	4,136
Total real estate revenues	14,631	12,680	1,951	43,150	37,943	5,207

Operating expenses:
Real estate operations	6,508	6,681	(173)	18,344	19,403	(1,059)
Lease termination fee (a)	—	—	—	—	620	(620)
General and administrative	556	515	41	1,748	1,672	76
Depreciation	3,029	2,709	320	8,573	7,887	686
Total operating expenses	10,093	9,905	188	28,665	29,582	(917)

Operating income	4,538	2,775	1,763	14,485	8,361	6,124

Financing costs (b)	(4,537)	(3,984)	(553)	(14,108)	(11,706)	(2,402)

Investment income	89	54	35	201	145	56

Gain on sale of property	—	15,395	(15,395)	—	15,395	(15,395)

Loan prepayment costs relating to property sale	—	(1,139)	1,139	—	(1,139)	1,139

Unrealized gain on interest rate cap contract	21	—	21	40	—	40

Net income	111	13,101	(12,990)	618	11,056	(10,438)

Net loss attributable to noncontrolling interests in subsidiaries	181	653	(472)	432	2,062	(1,630)
Net income attributable to common equity	$292	$13,754	$(13,462)	$1,050	$13,118	$(12,068)

Earnings per share - basic and diluted	$0.04	$2.01	$(1.97)	$0.15	$1.92	$(1.77)

Weighted average shares outstanding:
Basic	6,890	6,839		6,876	6,828
Diluted	6,890	6,839		6,876	6,831

(a) Expense for lease termination fee paid to Macy's to terminate the lease and take possession of the space at the Preakness Shopping center located in Wayne, NJ

(b) Included in the nine months ended July 31, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018

Dividend

The Board of Trustees declared a third quarter dividend of $0.05 per share which will be paid on September 14, 2018 to shareholders of record on September 1, 2018.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2018	2017	2018		2017
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$111	$13,101	$618		$11,056
Depreciation of consolidated properties	3,029	2,709	8,573		7,887
Amortization of deferred leasing costs	197	158	497		381
Distributions to minority interests	(90)	(90)	(430	)(b)	(360)
Gain on sale of property	—	(15,395)	—		(15,395)
Loan prepayment costs relating to property sale	—	1,139	—		1,139
FFO	$3,247	$1,622	$9,258		$4,708

Per Share - Basic and Diluted	$0.47	$0.24	$1.35		$0.69

(a) As prescribed by NAREIT.

(b) FFO excludes the distribution of proceeds to minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership, which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")

FFO	$3,247	$1,622	$9,258	$4,708
Deferred rents (Straight lining)	(182)	(241)	(355)	(552)
Capital Improvements - Apartments	(337)	(251)	(575)	(630)
Lease termination fee	—	—	—	620
AFFO	$2,728	$1,130	$8,328	$4,146

Per Share - Basic and Diluted	$0.40	$0.17	$1.21	$0.61

Weighted Average Shares Outstanding:
Basic	6,890	6,839	6,876	6,828
Diluted	6,890	6,839	6,876	6,831

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

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The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $395 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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